March 21, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2018 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for February 2018. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $372 million increased 15% over February 2017 but declined 2% compared to January 2018. The increase over February 2017 was primarily driven by growth of assets in fee-based accounts in the Private Client Group segment. The decline compared to January 2018 included the impact of fewer trading days in February as well as continued weakness in institutional equity and fixed income commissions.

Client assets under administration of $731.7 billion increased 15% over February 2017 but declined 2% compared to January 2018. The growth of client assets under administration over February 2017 was aided by the net addition of financial advisors in the Private Client Group segment and market appreciation. Meanwhile, the decline in client assets under administration compared to January 2018 was primarily due to a 4% decline in the S&P 500 index during February 2018. Financial assets under management of $131.9 billion increased 56% over February 2017, bolstered by the acquisition of Scout Investments and its Reams Asset Management division in November 2017, but declined 2% compared to January 2018 due to the aforementioned equity market decline in February 2018.

“Heightened market volatility contributed to a soft month for investment banking revenues in February,” said Chairman and CEO Paul Reilly. “Activity levels for M&A remain robust, although the timing of closings is uncertain.”

Net loans at Raymond James Bank of $17.9 billion were up 13% over February 2017 but declined slightly compared to January 2018 due to a modest slowdown in corporate production.

“While the market environment in February was challenging for the Capital Markets segment, we are optimistic about the long-term prospects for all of our businesses,” said Reilly. “Furthermore, today’s increase of the Federal Funds Rate should enable us to maintain attractive interest rate spreads at both Raymond James Bank and the overall firm.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,500 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $732 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	February 2018	February 2017	January 2018	% change from
	(19 business days)	(19 business days)	(21 business days)	February 2017	January 2018

Total securities commissions and fees (in mil.) (1)	$372.1	$324.2	$379.3	15%	(2)%

Client assets under administration (in bil.)	$731.7	$637.3	$750.2	15%	(2)%

Private Client Group assets under administration (in bil.)	$697.3	$605.6	$715.5	15%	(3)%

Financial assets under management (in bil.) (2)	$131.9	$84.7	$134.9	56%	(2)%

Raymond James Bank total loans, net (in bil.)	$17.9	$15.9	$18.0	13%	(1)%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the Asset Management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the average daily balances of assets under management.